HEI Exhibit 10.3

NONEMPLOYEE DIRECTOR’S COMPENSATION SCHEDULE

As of April 1, 2005

HEI

paid quarterly
Annual Cash Retainer	32,500
Chair, HEI Audit Committee	15,000
Member, HEI Audit Committee	5,000
Chair, HEI Compensation Committee	5,000
Chair, HEI Nominating & Corporate Governance Committee	5,000
Lead Director	10,000

HEI Common Stock annual grant	1,400 shares
HEI Common Stock one-time grant for new directors	2,000 shares

ASB & HECO

paid quarterly
Annual Cash Retainer (for HEI & non-HEI directors, for each board served)	20,000
Chair, Audit Committee	10,000
Member, Audit Committee	4,000

HEI Common Stock annual grant	1,000 shares
HEI Common Stock one-time grant for new directors	600 shares

HELCO & MECO Advisory Boards

$1,000 for each meeting, no retainer